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Exhibit (i)

April 28, 2020

Board of Trustees of Syntax ETF Trust

One Liberty Plaza

46th Floor

New York, NY 10006

Re: Syntax ETF Trust (Registration Nos. 333-215607 and 811-23227) with respect to its series (each a “Fund”, and collectively, the “Funds”) listed on Exhibit A attached hereto (the “Funds”)

Ladies and Gentlemen:

We have acted as counsel for the Syntax ETF Trust, a Delaware statutory trust (the “Trust”), in connection with the Trust’s filing on April 29, 2020 with the Securities and Exchange Commission (the “Commission”) of its Post-Effective Amendments No. 15 under the Securities Act of 1933 (the “1933 Act”) (No. 333-215607) and its Amendment No. 21 under the Investment Company Act of 1940 (No. 811-23227), respectively, to its Registration Statement on Form N-1A (as amended, the “Registration Statement”) relating to the issuance and sale by the Trust of an unlimited number of authorized shares of the Fund (the “Shares”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Trust's Declaration of Trust, as amended to date, (c) the Trust's By-laws, as amended to date, (d) resolutions of the Board of Trustees of the Trust related to the Shares and the Fund; and (e) such other instruments, documents, statements and records of the Trust and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

April 28, 2020

Based upon the foregoing, we are of the opinion that the Shares proposed to be offered and sold pursuant to the Registration Statement, when Post-Effective Amendment No. 15 and Amendment No. 21 become effective pursuant to the rules and regulations of the Commission, will have been validly authorized and, when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion is limited to the Delaware Statutory Trust Act, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Commission, and to the use of our name in the Registration Statement under the caption “Legal Counsel” in the prospectus that is a part thereof and under the caption “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information that is a part thereof and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, as amended, and the rules and regulations thereunder.

Respectfully submitted,

/s/ Chapman and Cutler LLP

Chapman and Cutler LLP

April 28, 2020

EXHIBIT A

Syntax Stratified LargeCap ETF

Syntax Stratified MidCap ETF

Syntax Stratified SmallCap ETF